The Committee of Concerned Luby's Shareholders
P.O. 6983, Tyler, Texas 75711, 800/657-2286
E-mail: Information@LubysShareholders.org

SHAREHOLDERS NEED THEIR OWN "WATCHDOGS" ON THE BOD TO
MIND THE STORE AND TO MAKE SURE THAT THEIR CONCERNS ARE
HEARD.

You are urged to read our Definitive Proxy Statement and vote the BLUE Proxy. You may view a copy of each at www.10kwizard.com
(Ticker:"LUB" - 12/11/00 7:43 A.M.).

The Committee's Director-nominees, Elisse Jones Freeman, Les
Greenberg and Tom Palmer, have demonstrated their willingness to independently and aggressively represent the interests of Shareholders by bringing a grass-roots proxy contest.
Shareholders need them on the BOD as watchdogs to advocate effective decision making.

WHERE WAS THE BOD? During the past 3 fiscal years:(1)sales and earnings declined; (2) the stock price plummeted 75% with $1/3 billion loss of market capitalization; (3) the cumulative total Shareholder return on Luby's stock was -67% while that of its Peer Group was -13% and that of the S&P SmallCap 600 was +36%;(4) the dividend was eliminated; (5) in 1999, then CEO Parker was awarded a cash incentive bonus and discretionary base pay increases "based upon his performance" and, in 2000, his employment agreement was extended; (6) pursuant to a Compensation Committee Report, Luby's has reached a separation agreement, in principle, with Parker whereby it has agreed to pay Parker $473,540 in cash and forgive indebtedness to Luby's of approximately $127,000.

If elected, the Committee's nominees would:(1) be truly independent --- not beholding to Luby's or incumbent BOD members for their selection --- only beholding to the Shareholders;(2) strive to make much better efforts than were previously made by the BOD in the selection of a new CEO; (3) attempt to re-set the philosophy and direction at Luby's to assure better communication between Unit Managers and Senior Management with goals of raising efficiency and corporate morale; (4) make efforts to stop the ineffective "bundled meals" and other discount programs; (5) encourage efforts to assure a return to more of a "made-from-scratch" approach to restore the reputation of Luby's; (6) advocate the reduction of corporate debt; (7) engage Internal Audit Department of Luby's and other means to locate possibilities of cost savings and encourage cost savings programs; (8) invite constructive criticism from Shareholders, customers and employees.

PLEASE VOTE THE BLUE PROXY.  YOUR VOTE CAN MAKE THE
DIFFERENCE.